Exhibit 2.1

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (the “Agreement”) dated February 25, 2005.

     BETWEEN:

SS&C TECHNOLOGIES, INC.,
a corporation existing under the laws of Delaware

(“SS&C”)

-and-

FINANCIAL MODELS COMPANY INC.,
a corporation existing under the laws of the
Province of Ontario, Canada

(“Target”)

          WHEREAS SS&C has proposed that it enter into a business combination with the Target on the terms and conditions hereinafter set forth;

          WHEREAS the board of directors of Target has determined to recommend such business combination to the Target Shareholders on the terms and conditions hereinafter set forth; and

          WHEREAS Target has entered into an acquisition agreement with Linedata Services S.A. (“Linedata”) dated December 20, 2004 and has amended the terms of such agreement by way, inter alia, of an amendment dated January 19, 2005;

          NOW THEREFORE IN CONSIDERATION of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby covenant and agree as follows:

1. INTERPRETATION

1.1. Defined Terms. In this Agreement:

“Acquisition Proposal” means any proposal or offer made by any person, other than SS&C, with respect to any proposed transaction (by purchase, merger, amalgamation, arrangement, business combination, liquidation, dissolution, recapitalization, take-over bid or otherwise) that could result in any person (or group of persons acting jointly or in concert), other than SS&C, acquiring or beneficially owning or exercising control or direction over: (i) a substantial portion of the assets of Target and/or its subsidiaries that are, in the aggregate, material to Target and its subsidiaries, taken as a whole; or (ii) together with any Target Shares or any equity shares or voting shares of any of its subsidiaries beneficially owned by such person (or group of persons acting jointly or in concert) or over which such person (or group of persons acting jointly or in concert) exercised direction or control prior to such proposal or offer, more than 10% of the Target Shares or the equity shares or voting shares of any of its subsidiaries.

“Alternative Transaction” means any Acquisition Proposal or other transaction that would reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Offer.

“business day” means any day other than a Saturday, Sunday, a public holiday or a day on which commercial banks are not open for business in the City of Toronto.

“Compulsory Acquisition Transaction” means an acquisition of Target Shares by SS&C following the Expiry Time pursuant to section 188 of the OBCA.

“Confidentiality Agreement” means the confidentiality agreement dated February 16, 2005 between SS&C and Target.

“Directors’ Circular” means the directors’ circular of the directors of Target relating to the Offer, as amended from time to time.

“Expiry Time” means the time at which the Offer expires in accordance with its terms and in accordance with the Securities Laws.

“Investment Laws” means, collectively, the Competition Act (Canada), the Investment Canada Act and other similar laws of other jurisdictions in which the Offer is made or in which Target carries on business.

“Katotakis” means, collectively, Stamos Katotakis, 1066821 Ontario Inc. and 1427936 Ontario Inc., a corporation controlled by any one or more of the foregoing, or each of them individually as the context may require.

“Linedata Acquisition Agreement” means the acquisition agreement entered into between Linedata and Target, dated December 20, 2004, as amended subsequent to such date.

“Linedata Lock-Up Agreements” means the Lock-Up Agreement entered into among BNY Capital Corporation, 1427937 Ontario Inc., William R. Waters Limited, Triax Growth Fund Inc. and Linedata dated December 20, 2004 and the Lock-Up Agreement dated December 20, 2004 between Linedata and Van Berkom and Associates Inc., each as amended subsequent to such date.

“Material Adverse Change” and “Material Adverse Effect” mean, respectively, with respect to any person, any change or effect that is, or could reasonably be expected to be, material and adverse to the business, operations, assets, liabilities, share capital, earnings or results of operations of the person and its subsidiaries, taken as a whole, provided, however, that neither the resignation or termination of Stamos Katotakis as a director and/or senior officer of Target, whether before or after the date of this Agreement nor the termination fee under the Linedata Acquisition Agreement becoming payable nor the entering into of a change of control agreement between the Target and Jim Colvin shall be deemed to be a Material Adverse Change in respect of or to have a Material Adverse Effect on Target.

“Minimum Tender Condition” has the meaning set out in Schedule 1.1.

“OBCA” means the Business Corporations Act (Ontario).

“Offer” means the offer to be made by SS&C (or by an affiliate of SS&C, or both), to the Target Shareholders pursuant to this Agreement to purchase all of the outstanding Target Shares upon and subject to the terms and conditions described in Schedule 1.1, and shall include any amendments made to such offer in accordance with this Agreement.

“Offer Documents” means, collectively, the Offer and the take-over bid circular, the letter of transmittal and the notice of guaranteed delivery relating to the Offer, as amended from time to time.

“Original Shareholder Agreement” means an agreement dated September 27, 1995 between the Target, F.M.C. Investment Services Limited, William R. Waters and Stamos D. Katotakis, as amended.

“Outside Date” means May 31 , 2005; provided that the Outside Date may be extended further to such later date as may be agreed upon by the parties in writing.

“Response Period” has the meaning set out in subsection 9.5(b).

“Securities Laws” means, collectively, any securities laws applicable to the Offer, including, without limitation, the Securities Act (Ontario) and the rules, policies and regulations made thereunder, the similar legislation, rules, policies and regulations of the other Canadian provinces and other similar laws and rules of other jurisdictions in which the Offer is made, as well as the rules and policies of the Toronto Stock Exchange.

“Shareholder Agreement” means the Shareholder Agreement dated January 13, 1998 among Stamos Katotakis, 1066821 Ontario Inc., William Waters, William R. Waters Limited, F.M.C. Investment Services Limited and BNY Capital Corporation.

“SS&C Governing Documents” means SS&C’s certificate of incorporation and by-laws, each as amended to date.

“SS&C Public Disclosure Documents” means the documents described in Schedule 1.1A.

“Subsequent Acquisition Transaction” means an acquisition of Target Shares by SS&C following the Expiry Time pursuant to section 190 of the OBCA.

“subsidiaries” means, in respect of a person, company or other entity, each of the corporate entities, partnerships and other entities over which it exercises control or direction.

“Superior Proposal” means a written, unsolicited bona fide proposed Alternative Transaction proposed by a party other than SS&C for the acquisition of all of the Target Shares (on a fully-diluted basis), which the board of directors of Target has determined, in accordance with section 9.2, would provide consideration per Target Share of greater value than the consideration offered under the Offer.

“Support Agreements” means, collectively, the agreements entered into by SS&C with certain Target Shareholders owning a majority of the outstanding Target Shares providing for, among other things, the agreement by such Target Shareholders to tender all of their Target Shares to the Offer.

“Target Class C Shares” means the outstanding Class C shares in the capital of Target.

“Target Common Shares” means the outstanding common shares in the capital of Target, including any such common shares issued upon the conversion of Target Class C Shares or upon the exercise of Target Options.

“Target Governing Documents” means, collectively, the articles of incorporation of Target dated February 2, 1976, as amended by articles of amendment dated April 18, 1984, February 28, 1986, February 9, 1988, February 28, 1989, February 28, 1995 (as corrected), February 28, 1997 (as corrected), March 27, 1997 and January 9, 1998, and the by-laws of Target in force on the date of this Agreement.

“Target Optionholders” means, collectively, the holders of Target Options.

“Target Options” means the outstanding options to purchase Target Common Shares granted by Target to directors, officers and employees (some of which are currently held by former directors, officers and employees) of Target under Target’s share option plan.

“Target Public Disclosure Documents” means the documents described in Schedule 6.7.

“Target Shares” means, collectively, the Target Class C Shares and the Target Common Shares.

“Target Shareholders” means, collectively, the holders of Target Shares.

1.2. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, other than conflicts of law.

1.3. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

1.4. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Agreement that is declared by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement, and any such invalidity or unenforceability in any jurisdiction shall not alone invalidate or render unenforceable such provision in any other jurisdiction.

1.5. Schedules. The following are the Schedules attached to and incorporated in this Agreement by reference and are deemed to form a part of this Agreement:

Schedule 1.1	Terms and Conditions of the Offer

Schedule 1.1A	SS&C Public Disclosure documents

Schedule 6.6	Target Options

Schedule 6.7	Target Public Disclosure Documents

Schedule 6.11	Change of Control Provisions

2. THE OFFER

2.1. The Offer. SS&C will, subject to the provisions of Article 3, make the Offer in accordance with this Agreement and the Securities Laws as soon as practicable after the date of this Agreement and, in any event, no later than March 9, 2005 or such later date to which Target may consent at the request of SS&C, which consent will not be unreasonably withheld.

2.2. Offer Documents. SS&C will ensure that the form and content of the Offer Documents comply in all material respects with the requirements of the Securities Laws. Target will use its reasonable commercial efforts to assist, and to cooperate with, SS&C in sending the Offer Documents to Target Shareholders and Target Optionholders, including, without limitation, providing to SS&C as soon as practicable upon request, from time to time, lists of the registered holders and beneficial owners of Target Shares and Target Options. SS&C will send the Offer Documents to Target Shareholders and Target Optionholders by mail, and will file the Offer Documents with the applicable securities regulatory authorities in accordance with the Securities Laws.

2.3. Expiry Time. The initial Expiry Time will be 5 p.m. (Toronto time) on the 36th calendar day after the date on which the Offer Documents are mailed to Target Shareholders (or, if such 36th day is not a business day, on the next succeeding business day); provided that, if the conditions set forth in Schedule 1.1 are not satisfied at the Expiry Time, SS&C may extend the Expiry Time, one or more times, in its sole discretion, subject only to section 2.5.

2.4. Take Up and Payment. Subject to the satisfaction or waiver of the conditions set forth in Schedule 1.1, SS&C will, at the earliest date practicable and, in any event, within the time periods required by the Securities Laws, take up and pay for all Target Shares validly tendered (and not properly withdrawn) pursuant to the Offer.

2.5. Amendment and Waiver. SS&C will not amend or vary the terms and conditions of the Offer, except to increase the value of the consideration payable thereunder or to extend the Expiry Time, from time to time, to a date not later than the Outside Date; provided, however, that SS&C may waive any one or more of the conditions of the Offer, in its sole discretion, except the Minimum Tender Condition.

2.6. Directors’ Circular. The Directors’ Circular will contain a recommendation by at least a majority of the board of directors of the Target that the Target Shareholders should accept the Offer and tender their Target Shares in acceptance of the Offer. Except as expressly permitted under this Agreement, such recommendation in the Directors’ Circular shall not be withdrawn, varied or otherwise amended. Target will ensure that the form and content of the Directors’ Circular will comply in all material respects with the requirements of the Securities Laws. Target will send the Directors’ Circular to Target Shareholders and

Target Optionholders by mail, and will file the Directors’ Circular with the applicable securities regulatory authorities, in accordance with the Securities Laws; provided that Target will use all reasonable commercial efforts to prepare the Directors’ Circular as quickly as practicable so that it maybe sent to Target Shareholders and Target Optionholders with the Offer Documents.

2.7. Cooperation. At the request of SS&C, Target will provide SS&C, on a timely basis, with all financial and other information concerning Target and its subsidiaries that SS&C reasonably requires in order to prepare the Offer Documents in accordance with the Securities Laws, and will otherwise use all reasonable commercial efforts to cooperate fully with SS&C in the preparation of the Offer Documents so that they may be sent to Target Shareholders and Target Optionholders promptly.

3. CONDITIONS PRECEDENT TO MAKING THE OFFER

3.1. Termination of the Linedata Acquisition Agreement. The Linedata Acquisition Agreement shall have been terminated without liability to Target other than the termination fee payable thereunder, the whole to the satisfaction of SS&C, acting reasonably, and in accordance with the documentation provided to SS&C.

3.2. Termination of the Linedata Lock-Up Agreements. The Linedata Lock-Up Agreements shall have been terminated, the whole to the satisfaction of SS&C, acting reasonably, and in accordance with the documentation provided to SS&C, and the Support Agreements shall have been executed.

3.3. Katotakis Appeal. Either (i) the Court of Appeal of Ontario shall not have decided that certain parties to the Shareholder Agreement are bound to sell the Target Shares held by them to Katotakis pursuant to the appeal filed with such Court by Katotakis on February 9, 2005, or (ii) Katotakis shall have agreed, in accordance with Securities Laws or an exemption from the provisions thereof, to tender to the Offer such number of Target Shares over which he has beneficial ownership, control or direction, whether direct or indirect, including, without limitation, Target Shares acquired pursuant to an offer made on

December 29, 2004 by 1066821 Ontario Inc. or pursuant to the Shareholder Agreement, that represent at least 51% of the total number of issued and outstanding shares of Target.

3.4. Shareholder Rights Plan. The board of directors of Target shall have waived the application of the Target’s shareholder rights plan to the Offer (including any Compulsory Acquisition Transaction or Subsequent Acquisition Transaction).

3.5. Conditions for the Exclusive Benefit of SS&C. The foregoing conditions are for the exclusive benefit of SS&C, and SS&C may assert them regardless of the circumstances giving rise to any of the conditions, other than any action or inaction on the part of SS&C. Unless precluded from doing so by applicable law, SS&C may, in its sole discretion, waive any of these conditions in whole or in part. The determination as to whether any condition has been satisfied shall be in SS&C’s reasonable judgment and will be final and binding on all parties. The failure by SS&C at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each right shall be deemed a continuing right that may be asserted at any time and from time to time.

4. ACTIONS FOLLOWING COMPLETION OF THE OFFER

4.1. Directors. If the Minimum Tender Condition is satisfied and SS&C takes up and pays for Target Shares under the Offer, at SS&C’s request, Target will use its reasonable efforts to cause a number of the directors of Target to be replaced forthwith by nominees of SS&C and/or the number of directors increased with the increased directors to be nominees of SS&C, so that at least a majority of the directors of Target (and as nearly as may be the number of directors proportionate to SS&C’s proportionate ownership of Target Shares) will be nominees of SS&C. SS&C will specify the individual Target directors who will be replaced by SS&C’s nominees.

4.2. Compulsory Acquisition Transaction. If SS&C acquires under the Offer a number of Target Shares sufficient to enable SS&C to proceed with a Compulsory Acquisition Transaction, SS&C will, as soon as practicable after the Expiry Time and in any event within the time prescribed in section 188 of the OBCA, proceed with a Compulsory

Acquisition Transaction so that SS&C will thereby acquire all of the Target Shares that were not acquired by SS&C under the Offer.

4.3. Subsequent Acquisition Transaction. Subject to section 4.2, if SS&C acquires under the Offer a number of Target Shares sufficient to enable SS&C to proceed successfully with a Subsequent Acquisition Transaction, SS&C may, in its sole discretion, proceed with, or require Target to proceed with, a Subsequent Acquisition Transaction so that SS&C may thereby acquire all of the Target Shares that were not acquired by SS&C under the Offer, in such manner and on such terms as SS&C may determine, in its sole discretion.

4.4. Cooperation; Compliance with Law. If SS&C proceeds with a Compulsory Acquisition Transaction or a Subsequent Acquisition Transaction, Target will cooperate fully with SS&C in preparing, disseminating and filing all documents necessary or desirable in connection with such transaction. Any such transaction will be carried out in a manner that complies, in all material respects, with the OBCA, the Securities Laws and other applicable law.

5. REPRESENTATIONS AND WARRANTIES OF SS&C

     SS&C hereby represents and warrants to Target as follows:

5.1. Organization and Qualification. SS&C is a corporation duly incorporated and organized, validly existing under the laws of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. SS&C is, and its material subsidiaries are, duly registered to do business in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered would not have a Material Adverse Effect on SS&C. Copies of the SS&C Governing Documents heretofore delivered to Target are accurate and complete as of the date of this Agreement and have not been amended or superseded.

5.2. Authority Relative to this Agreement SS&C has the requisite corporate authority to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation by SS&C of the transactions contemplated by this Agreement have been duly authorized by SS&C’s Board of Directors, and no other corporate proceedings on the part of SS&C are, or will be, necessary to authorize this Agreement and the transactions contemplated by this Agreement (other than any Compulsory Acquisition Transaction or Subsequent Acquisition Transaction). This Agreement has been duly executed and delivered by SS&C and constitutes a legal, valid and binding obligation of SS&C enforceable against SS&C in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

5.3. No Violations.

(a)	Neither the execution and delivery of this Agreement by SS&C nor the consummation of the transactions contemplated by this Agreement, nor compliance by SS&C with any of the provisions of this Agreement will: (i) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any lien, hypothec, security interest, charge or encumbrance upon any of the properties or assets of SS&C or any of its subsidiaries under any of the terms, conditions or provisions of (x) their respective charter or by-laws or (y) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which SS&C or any of its subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which SS&C or any of its subsidiaries is bound; or (ii) subject to compliance with the statutes and regulations referred to in subsection 5.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation (including the rules and regulations of the NASDAQ National Market) applicable to SS&C or any of its subsidiaries or any of their respective properties or assets (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which, or any consents, approvals or notices which, if not given or received, would not have any Material Adverse Effect on SS&C or impair the ability of SS&C to consummate the transactions contemplated by this Agreement); or (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect on SS&C.

(b)	Other than as contemplated by this Agreement or in connection with, or in compliance with, the applicable Securities Laws and the Investment Laws, to the knowledge of SS&C: (i) there is no legal impediment to SS&C’s consummation of the transactions contemplated by this Agreement; and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required of SS&C in connection with the making or the consummation of the transactions contemplated by this Agreement, except for such filings or registrations required in connection with the Offer or which, if not made, or for such authorizations, consents or approvals which, if not received, would not impair the ability of SS&C to consummate the transactions contemplated by this Agreement.

5.4. Litigation. Except as disclosed publicly or in writing to Target, there are no actions, suits or proceedings pending or affecting SS&C or any of its subsidiaries at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality, which action, suit or proceeding involves a possibility of any judgment against, or liability of, SS&C or any of its subsidiaries, which, if successful, would have a Material Adverse Effect on SS&C, or impair the ability of SS&C to consummate the transactions contemplated by this Agreement.

5.5. Taxes, etc. SS&C has duly and on a timely basis filed all tax returns required to be filed by SS&C, other than those which have been administratively waived, and has paid all taxes which are due and payable, and has paid all assessments and reassessments, and all other taxes, governmental charges, penalties, interest and fines due and payable by SS&C on or before the date of this Agreement, other than those taxes which are being contested in good faith and in respect of which reserves have been provided in the most recently published financial statements of SS&C. SS&C has obtained all requisite foreign exchange or other approvals necessary for it to consummate the Offer and no stamp taxes, value added taxes or other imposts, duties or levies are payable or exigible by it or any other person under applicable law in connection with the execution, delivery or performance of this Agreement including, without limitation, the making of the Offer and the acquisition of Target Shares pursuant thereto.

5.6. Public Disclosure Documents. As of their respective dates, the SS&C Public Disclosure Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and complied in all material respects with all requirements of applicable law. The audited financial statements and unaudited interim financial statements of SS&C and its consolidated subsidiaries included or incorporated by reference in the SS&C Public Disclosure Documents were prepared in accordance with generally accepted accounting principles in the United States and fairly present the consolidated financial position, results of operations and changes in financial position of SS&C and its consolidated subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

5.7. No Material Adverse Change. Except as disclosed publicly or in writing to Target, since December 31, 2003, there has not been any Material Adverse Change in respect of SS&C.

5.8. Funds Available. SS&C has sufficient funds or financing available to make the Offer on the terms as contemplated by this Agreement, to purchase outstanding Target Shares deposited pursuant to the Offer and to pay all related fees and expenses.

5.9. No Collateral Benefit. Neither SS&C nor any person acting jointly or in concert with SS&C has entered into, or will prior to the Expiry Time enter into, any collateral agreement, commitment or understanding with Stamos Katotakis or any holder or beneficial owner of securities of the Target that has the effect of providing to such person a consideration of greater value than that offered to the other holders of Target Class C Shares or Target Common Shares.

6. REPRESENTATIONS AND WARRANTIES OF TARGET

     Target hereby represents and warrants to SS&C as follows:

6.1. Organization and Qualification. Target is a corporation duly incorporated and organized, validly existing under the laws of the Province of Ontario and has the requisite corporate power and authority to carry on its business as it is now being conducted. Target is, and its material subsidiaries are, duly registered to do business in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered would not have a Material Adverse Effect on Target. Copies of the Target Governing Documents heretofore delivered to SS&C are accurate and complete as of the date of this Agreement and have not been amended or superseded.

6.2. Authority Relative to this Agreement Target has the requisite corporate authority to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation by Target of the transactions contemplated by this Agreement have been duly authorized by Target’s Board of Directors, and no other corporate proceedings on the part of Target are necessary, or will be necessary to authorize this Agreement and the transactions contemplated by this Agreement (other than any Compulsory Acquisition Transaction or Subsequent Acquisition

Transaction). This Agreement has been duly executed and delivered by Target and constitutes a legal, valid and binding obligation of Target enforceable against Target in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

6.3. No Violations.

(a)	Neither the execution and delivery of this Agreement by Target nor the consummation of the transactions contemplated by this Agreement, nor compliance by Target with any of the provisions of this Agreement will: (i) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any lien, hypothec, security interest, charge or encumbrance upon any of the properties or assets of Target or any of its subsidiaries under any of the terms, conditions or provisions of (x) their respective charter or by-laws or (y) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which Target or any of its subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Target or any of its subsidiaries is bound (although Target makes no representation or warranty with respect to notices or consents required under, or other terms or conditions of, the Shareholder Agreement); or (ii) subject to compliance with the statutes and regulations referred to in subsection 6.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Target or any of its subsidiaries or any of their respective properties or assets (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which, or any consents, approvals or notices which, if not given or received, would not have any Material Adverse Effect on Target, or impair the ability of Target to comply with its covenants set out in this Agreement); or (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect on Target.

(b)	Other than as contemplated by this Agreement or in connection with, or in compliance with, the provisions of the Securities Laws and the Investment Laws, to the knowledge of Target: (i) there is no legal impediment to the completion of Target’s covenants set out in this Agreement; and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required of Target in connection with the covenants of Target set out in this Agreement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a Material Adverse Effect on Target, or impair the ability of Target to comply with its covenants set out in this Agreement.

6.4. Litigation. Except as disclosed publicly or in writing to SS&C, there are no actions, suits or proceedings pending or affecting Target or any of its subsidiaries at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality, which action, suit or proceeding involves a possibility of any judgment against, or liability of, Target or any of its subsidiaries, which, if successful, would have a Material Adverse Effect on Target, or impair the ability of Target to comply with any of its covenants set out in this Agreement.

6.5. Taxes, etc. Except as disclosed in writing to SS&C, Target has duly and on a timely basis filed all tax returns required to be filed by Target, other than those that have been administratively waived, and has paid all taxes which are due and payable, and has paid all assessments and reassessments, and all other taxes, governmental charges, penalties, interest and fines due and payable by Target on or before the date of this Agreement, other than those taxes which are being contested in good faith and in respect of which reserves have been provided in the most recently published financial statements of Target.

6.6. Capitalization. The authorized share capital of Target consists of an unlimited number of common shares and an unlimited number of Class C shares, of which, as at the close of business on February 16, 2005, 9,697,591 Target Common Shares and 1,344,400 Target Class C Shares, and no more, were issued and outstanding. All outstanding Target Common Shares and Target Class C Shares have been duly authorized and validly issued and are fully paid and non-assessable shares in the capital of Target. Target is not aware of any “adverse claims” (as defined in section 53 of the OBCA) against any of the Target Shares. There are no options, warrants or other rights, agreements or commitments of any nature whatsoever requiring the issuance, sale or transfer by Target of any shares of Target (including, without limitation, Target Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any Target Shares, except: (x) the right of a holder of Target Class C Shares to convert such Target Class C Shares into Target Common Shares on a one-for-one basis and (y) the rights of holders of Target Options to exercise such options to purchase Target Common Shares. Schedule 6.6 contains a complete and accurate description of the Target Options, including the number of Target Common Shares issuable upon the exercise of Target Options and the exercise prices of the Target Options.

6.7. Public Disclosure Documents.

(a)	As of their respective dates, the Target Public Disclosure Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and complied in all material respects with all requirements of applicable law. The audited financial statements and unaudited interim financial statements of Target and its consolidated subsidiaries included or incorporated by reference in the Target Public Disclosure Documents were prepared in accordance with generally accepted accounting principles in Canada and fairly present the consolidated financial position, results of operations and changes in financial position of Target and its consolidated subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

(b)	Target will deliver to SS&C as soon as they become available true and complete copies of any report or statement required to be filed by Target with any securities regulatory authorities or required to be sent by Target to Target Shareholders subsequent to the date of this Agreement. As of their respective dates, such reports and statements (excluding any information therein provided by SS&C, as to which Target makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with all requirements of applicable law. The consolidated financial statements of Target to be included in such reports and statements (excluding any information therein provided by SS&C, as to which Target makes no representation) will be prepared in accordance with generally accepted accounting principles in Canada (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Target’s independent auditors or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and will present fairly the consolidated financial position, results of operations and changes in financial position of Target as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

6.8. No Material Adverse Change. Except as disclosed publicly or in writing to SS&C, since February 29, 2004, there has not been any Material Adverse Change in respect of Target.

6.9. Conduct of Business. Except as disclosed publicly or in writing to SS&C, since February 29, 2004, neither Target nor any of its subsidiaries has taken any action that would be in violation of section 7 if such provision had been in effect since that date, other than violations which would not have any Material Adverse Effect on Target, or would not materially impair Target’s ability to comply with its covenants set out in this Agreement.

6.10. Advisory and Other Fees. Target has not retained any financial adviser, broker, agent or finder or paid or agreed to pay any financial adviser, broker, agent or finder on account of this Agreement or any transaction contemplated by this Agreement, except that BMO Nesbitt Burns Inc. has been retained as Target’s financial adviser in connection with certain matters, including the transactions contemplated by this Agreement. The fees payable by Target to BMO Nesbitt Burns Inc. in respect of the Offer will not exceed Cdn.$ 2.3 million. Target has heretofore delivered to SS&C true and complete copies of its agreement with BMO Nesbitt Burns Inc.

6.11. Change of Control Provisions. Except as disclosed in Schedule 6.11, there are no provisions in any material agreement of Target or its subsidiaries agreements that would terminate such material agreement or that would permit any person to terminate such material agreement or to take any other action if SS&C were to acquire any Target Shares under the Offer or if SS&C were to proceed with a Compulsory Acquisition Transaction or a Subsequent Acquisition Transaction.

6.12. United States Relationships. Target and its subsidiaries, taken as a whole, currently hold less than US$50 million of assets (on a book-value basis) located in the United States and had less than US$50 million in sales in and into the United States for Target’s last fiscal year and will have less than US$ 50 million in sales in and to the United States for Target’s fiscal year ending February 28, 2005. Target’s most recent annual report or annual information form filed or submitted by Target with applicable securities regulators in Canada do not indicate that U.S. holders hold 25% or more of the Target Shares, and Target does not have actual knowledge that the level of ownership by U.S. holders of the Target Shares equals or exceeds 25% of the total of such outstanding class of securities. The term “U.S. holder” means any person whose address appears on the records of Target, any voting or other trustee, any depository, any share transfer agent or any person acting in a similar capacity on behalf of Target, as being located in the United States.

7. CONDUCT OF BUSINESS BY TARGET

     Target covenants and agrees that, subject to compliance by the directors of Target with their fiduciary duties, during the term of this Agreement, unless SS&C shall otherwise agree in writing or as otherwise expressly permitted or specifically contemplated by this Agreement:

(a)	the business of Target and its subsidiaries will be conducted only in, and Target and its subsidiaries will not take any action except in, the usual and ordinary course of business and consistent with past practice, and Target will use its reasonable commercial efforts to maintain and preserve its and its subsidiaries’ business organization, assets, employees and advantageous business relationships except where the failure to do so would not have a Material Adverse Effect on Target, or impair the ability of Target to comply with its covenants set out in this Agreement;

(b)	Target will not, and will not permit any of its subsidiaries, directly or indirectly, to do any of the following: (i) amend the Target Governing Documents or the charter or by-laws of any of its subsidiaries; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its shares owned by any person, except dividends paid in the ordinary course consistent with past practice; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of Target or its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Target or its subsidiaries, other than Target Common Shares issuable upon the exercise of Target Options granted prior to the date of this Agreement; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities (other than repurchasing the outstanding stock options as described in Schedule 1.1); (v) split, combine or reclassify any of its shares; (vi) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Target; or (vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted above;

(c)	Target will not, and will not permit any of its material subsidiaries, directly or indirectly, to do any of the following: (i) sell, pledge, dispose of or encumber any assets of Target or any of its subsidiaries other than in the ordinary course of business; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment (excluding normal cash management activities and capital investments in accordance with the Target’s business plans in existence on the date hereof) either by purchase of shares or securities, contributions of capital (other than to wholly owned subsidiaries), property transfer, or purchase of, other than in the ordinary course of business, any property or assets of any other individual or entity; (iii) incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances in the aggregate in excess of Cdn.$250,000; (iv) pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction of liabilities reflected or reserved against in Target’s financial statements or incurred in the ordinary course of business consistent with past practice; (v) authorize, recommend or propose any release or relinquishment of any material contract right, other than in the ordinary course of business consistent with past practice; (vi) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing licence, lease, contract or other document, other than in the ordinary course of business consistent with past practice; or (vii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, that the foregoing shall not apply if, to have done any of the foregoing or not, as applicable, the effect thereof would not be materially adverse to the business, operations, or financial condition of Target and its subsidiaries, taken as a whole, or to the ability of Target to comply with its covenants set out in this Agreement;

(d)	other than increases disclosed in writing to SS&C prior to the date of this Agreement, increases in accordance with the requirements of any existing collective bargaining or union contracts or required under the terms of any other written contract, certain bonuses to be authorized by the Target’s board in the aggregate amount of Cdn.$115,000, and usual annual increases made in the ordinary course of business, the Target shall not, and shall not permit any of its subsidiaries to, grant to any officer or director an increase in compensation in any form, grant any general salary increase, grant to any other employee any increase in compensation in any form, make any loan to any officer or director, or take any action with respect to the granting of any severance or termination pay (otherwise than pursuant to its current severance or termination pay policies heretofore disclosed to SS&C) to, or the entering into of any employment agreement with, any senior officer or director of Target or any of its subsidiaries (other than the entering into of a change in control agreement with Jim Colvin), or with respect to any increase of benefits payable under its current severance or termination pay policies; and

(e)	except as disclosed in writing to SS&C prior to the date of this Agreement, neither Target nor any of its subsidiaries shall adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of employees, except as is necessary to comply with applicable law or as is required under the terms of any existing collective bargaining or union contracts or under the terms of any other written contract.

8. ADDITIONAL AGREEMENTS

8.1. Other Filings. Each of SS&C and Target has filed, or as promptly as practicable hereafter, will prepare and file, any filings required under the Securities Laws and the Investment Laws relating to the Offer and the transactions contemplated by this Agreement.

8.2. Notice of Material Adverse Change. From the date of this Agreement until the termination of this Agreement, Target will promptly notify SS&C, in writing, upon the occurrence of any Material Adverse Change in respect of Target or any of its subsidiaries.

8.3. Additional Agreements. Subject to the terms and conditions herein provided and to fiduciary obligations under applicable law as advised by legal counsel in writing, each of SS&C and Target will use its reasonable commercial efforts: (1) to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including the Offer and the transactions contemplated by Article 4, and to cooperate with each other in connection with the foregoing, including using reasonable commercial efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained under any applicable law, (2) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including the Offer and the transactions contemplated by Article 4, (3) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, including the Offer and the transactions contemplated by Article 4, and (4) to effect all necessary registrations and other filings and submissions of information requested by any governmental department, commission, board, bureau, agency or instrumentality. For purposes of the foregoing sentence, the obligation of Target and SS&C to use “reasonable commercial efforts” to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to any adverse modification of the terms of any such loan agreement, lease and other contract or to prepay or incur any additional obligation to any other party to any such loan agreement, lease or other contract.

8.4. Fees and Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such fees, costs or expenses.

8.5. Access to Information; Confidentiality. From the date of this Agreement until any termination of this Agreement, Target will, and will cause its subsidiaries, directors, officers, employees and agents to, afford to SS&C and to the directors, officers, employees and agents of SS&C reasonable access to Target’s and its subsidiaries’ officers, employees, agents, properties, books, records and contracts, and will furnish SS&C with all data and information as SS&C may reasonably request, subject to any existing confidentiality obligations and subject to the conditions contained in this Agreement and the Confidentiality Agreement.

9. ALTERNATIVE TRANSACTIONS; SUPERIOR PROPOSALS

9.1. Non-Solicitation. Except as permitted under sections 9.2 and 9.5, Target will not, directly or indirectly:

(a)	solicit, initiate, encourage or facilitate (including by way of furnishing non-public information) any inquiries or proposals regarding any Alternative Transaction;

(b)	participate in any discussions or negotiations regarding any Alternative Transaction;

(c)	approve or recommend any Alternative Transaction; or

(d)	accept, support or enter into any agreement, arrangement or understanding related to any Alternative Transaction.

Additionally, Target:

(e)	will, immediately upon execution of this Agreement, notify SS&C in writing of any Alternative Transaction that has been proposed to Target on or after June

30, 2004 that has not already been publicly disclosed by Target as at the date hereof; such notice shall include (i) a description of the material terms and conditions of each Alternative Transaction, and (ii) the identity of the person proposing the Alternative Transaction;

(f)	will immediately cease and cause to be terminated all discussions and negotiations, if any, directly or indirectly, with any person with respect to any Alternative Transaction, including, without limitation, Linedata;

(g)	will not, directly or indirectly, waive or vary any terms or conditions of any confidentiality or non-disclosure or standstill agreement entered into prior to the date of this Agreement between Target and any person considering any Alternative Transaction and will immediately request the return (or the deletion from retrieval systems and data bases or the destruction) of all information provided by Target, directly or indirectly, to any such person; and

(h)	will promptly reaffirm its recommendation that Target Shareholders accept the Offer after a determination that any Alternative Transaction is not a Superior Proposal.

9.2. Permitted Actions. (1) Subject to section 9.3, nothing in this Agreement shall prevent the board of directors of Target from considering, participating in discussions or negotiations and entering into confidentiality agreements or providing information, in each case pursuant to section 9.5, regarding an unsolicited, bona fide, written Acquisition Proposal that:

(a)	did not result from a breach of section 9.1; and

(b)	the board of directors of Target has determined, by formal resolution passed by the board of directors after having received financial advice from BMO Nesbitt Burns Inc. and legal advice (including advice as to the Target directors’ fiduciary duties in the circumstances) from Target’s outside legal advisers, may result in a Superior Proposal.

          (2) The board of directors of Target will not approve, recommend, accept or enter into any other agreement in respect of any Acquisition Proposal, except in accordance with sections 9.4, 9.5 and 9.6.

          (3) Nothing in this Agreement shall prohibit the board of directors of Target from delivering a directors’ circular as required by the Securities Laws in response to an unsolicited takeover bid for Target Shares.

          (4) Nothing in this Agreement shall prohibit the board of directors of Target from changing its recommendation in favour of the Offer if the board shall determine, in accordance with section 9.2, that a Superior Proposal exists that SS&C has failed to match under section 9.6.

9.3. Notice to SS&C Concerning Alternative Transaction. Target will immediately notify SS&C, at first orally and then promptly in writing, of any Alternative Transaction that becomes known to Target, or any amendment to any Alternative Transaction, or any request for information relating to Target or any of its subsidiaries in connection with any Alternative Transaction or for access to the properties, books or records of Target or any of its subsidiaries by any person that may be proposing, or has made a proposal for, any Alternative Transaction, including the identity of the person proposing any such Alternative Transaction or making any such request and the material terms of any such Alternative Transaction. Target shall keep SS&C informed by way of further such notices of the status (including any change to the material terms) of any such Alternative Transaction or inquiry or contact.

9.4. Access to Information Concerning Target If Target receives a request for information from a person that has made an unsolicited bona fide written Acquisition Proposal, the board of directors of Target may provide such person with access to information regarding Target and its subsidiaries, provided that such person has executed a confidentiality agreement containing confidentiality terms and other restrictions that are at least as favourable to Target as those contained in the Confidentiality Agreement.

9.5. Proceeding With a Superior Proposal. Subject to SS&C’s rights and Target’s obligations under section 9.6, Target may accept, approve or recommend or enter into an agreement, understanding or arrangement to proceed with a Superior Proposal in respect of which there has been no breach of this Article 9, but only if:

(a)	Target has complied with its obligations under section 9.2 and the other provisions of this Article 9 and has provided SS&C with a copy of the Superior Proposal; and

(b)	a period (the “Response Period”) of five business days shall have elapsed from the date on which SS&C received written notice from the board of directors of Target that the board of directors of Target determined, subject only to compliance with this section 9.5 and section 9.6, to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal.

9.6. Response by SS&C. During the Response Period, SS&C will have the right, but not the obligation, to offer to amend the terms of the Offer. The board of directors of Target will review any such proposal by SS&C to amend the terms of the Offer, including, without limitation, an increase in, or modification of, the consideration to be received by the Target Shareholders, to determine, in accordance with section 9.2, whether the Acquisition Proposal to which SS&C is responding would be a Superior Proposal when assessed against the Offer as it is proposed by SS&C to be amended. If the board of directors of Target does not so determine, the board of directors of Target will promptly reaffirm its recommendation of the Offer as described in section 2.6. If the board of directors of Target does so determine, Target may approve, recommend, accept or enter into an agreement, understanding or arrangement to proceed with the Superior Proposal.

9.7. Amendment to any Acquisition Proposal. Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Target Shareholders shall constitute a new Acquisition Proposal for the purposes of sections 9.5 and 9.6 and SS&C shall be afforded a new Response Period in respect of each such Acquisition Proposal.

10. TERM, TERMINATION, AMENDMENT AND WAIVER

10.1. Term. This Agreement shall be effective from the date of this Agreement until it has been terminated in accordance with this Article 10.

10.2. Termination. This Agreement may be terminated, by written notice promptly given to the other party to this Agreement, at any time prior to the time SS&C first takes up and pays for Target Shares under the Offer:

(a)	subject to Securities Laws, by either SS&C or Target, if SS&C shall not have taken up and paid for Target Shares under the Offer on or before the Outside Date, unless the reason for SS&C not so taking up and paying for the Target Shares shall be due to the failure of the party seeking to terminate this Agreement to perform any of the obligations under this Agreement required to be performed by such party; or

(b)	by SS&C, if the Offer terminates or expires at the Expiry Time without SS&C taking up and paying for any Target Shares due to the non-satisfaction of any condition set forth in the Offer that has not been waived; or

(c)	by either SS&C or Target, if the board of directors of Target, pursuant to section 9.2 or 9.5 shall withdraw, modify or change its recommendation concerning the Offer; or

(d)	by either SS&C or Target, if the board of directors of Target approves, recommends or accepts, or enters into any agreement (other than a confidentiality agreement) in respect of, a Superior Proposal; or

(e)	by either SS&C or Target, if the other such party shall not have complied in all material respects with such other party’s covenants and obligations under this Agreement to be complied with at or prior to the Expiry Time, or if any of the representations and warranties of such other party under this Agreement is not true and correct in all material respects.

10.3. Termination Fee.

(1) Subject to section 10.3(2), Target shall pay to SS&C a termination fee of Cdn.$6.0 million forthwith if any of the following events shall occur:

(a)	termination of this Agreement pursuant to subsection 10.2(c), where the reason for the termination is a change in the recommendation of the Target’s board because of a Superior Proposal that SS&C has declined to match under section 9.6 ; or

(b)	termination of this Agreement pursuant to subsection 10.2(d); or

(c)	the acquisition prior to the Expiry Time of Target Shares by any person (other than Katotakis or any person controlled by Katotakis) or by any group of persons acting jointly or in concert (other than Katotakis or any person controlled by Katotakis) if, as a result of such acquisition, such person or group would beneficially own or exercise control or direction over 50% or more of the Target Shares then outstanding; or

(d)	the occurrence, on or before May 31, 2005, of any person (other than Katotakis or any person controlled by Katotakis) having or acquiring beneficial ownership of, or control or direction over, 50% or more of the Target Shares then outstanding; or an announcement of any agreement or proposal that, if completed, would result in such ownership, provided that the result contemplated by such agreement or proposal is completed either before or after May 31, 2005.

(2) In the event that Katotakis or any person controlled by Katotakis is permitted to purchase certain Target Shares under the Shareholder Agreement and/or acquires Target Shares under the offer made by Katotakis on December 29, 2004 resulting in Katotakis having or acquiring beneficial ownership of, or control or direction over 50% or more of the

Target Shares then outstanding, and Katotakis or any such person does not tender such number of Target Shares to the Offer prior to the Expiry Time as, when added to the number of Target Shares tendered to the Offer by the other holders of Target Shares, shall equal more than 50% of the Target Shares, no fee shall be payable under section 10.3(1) and, instead, Target shall pay to SS&C forthwith Cdn.$3.5 million.

10.4. Effect of Termination. If this Agreement is terminated as provided in this Article 10, (i) this Agreement shall forthwith become void and there shall be no liability on the part of SS&C or Target under this Agreement, except as set forth in section 10.3 and this section 10.4; and (ii) if any such termination by SS&C occurs prior to the purchase by SS&C of Target Shares pursuant to the Offer, the Offer shall be terminated without any Target Shares being so purchased. Notwithstanding the foregoing, nothing contained in this section 10.4 shall relieve any party from liability for any breach of any provision of this Agreement.

10.5. Amendment. This Agreement may be amended only by mutual agreement between SS&C and Target set forth in a written instrument signed on behalf of each of the parties.

10.6. Waiver. Either SS&C or Target may, in a written instrument signed by the appropriate party: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive compliance with any of the other party’s agreements or the fulfillment of any conditions to its own obligations contained in this Agreement; or (iii) waive inaccuracies in any of the other party’s representations or warranties contained in this Agreement or in any document delivered by such other party.

11. GENERAL PROVISIONS

11.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile transmission or sent by prepaid overnight courier to the parties at the following addresses (or at such other addresses as shall be specified by either party by notice to the other party); provided that notice to the respective legal counsel of SS&C and Target set out below shall not constitute notice from one party to the other party under this Agreement:

(a)	if to SS&C:

SS&C Technologies, Inc.
80 Lamberton Road
Windsor, Connecticut 06095

Attention: General Counsel
Facsimile: (860) 298-4969

with a copy, which shall not constitute notice, to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109

Attention: John A. Burgess and James R. Burke
Facsimile: (617) 526-5000

- and to -

Davies Ward Phillips & Vineberg LLP
1501 McGill College Avenue, Suite 2600
Montreal, QC H3A 3N9

Attention: Richard Cherney and Neil Kravitz
Facsimile: (514) 841-6499

(b)	if to Target:

John Vivash
184 Castlewood Road
Toronto, Ontario M5N 2L7

with a copy, which shall not constitute notice, to:

Fasken Martineau DuMoulin LLP
Suite 4200, Toronto Dominion Bank Tower
Toronto-Dominion Centre
Toronto, Ontario M5K 1N6

Attention: Jon Levin

Facsimile: (416) 364-7813

and with a copy, which shall not constitute notice, to:

McCarthy Tétrault LLP
Suite 4700, Toronto Dominion Bank Tower
Toronto-Dominion Centre
Toronto, Ontario M5K 1E6

Attention: Philip Moore and Graham Gow

Facsimile: (416) 868-0673

11.2. Miscellaneous. This Agreement: (i) constitutes, together with the Confidentiality Agreement, the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement; (ii) shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns and is not intended to confer upon any other person any rights or remedies under this Agreement; and (iii) may be executed in two or more counterparts, which, together, shall constitute a single agreement. The parties hereto shall be entitled to rely upon delivery of an executed facsimile copy of this Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement among the parties hereto. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the Province of Ontario having jurisdiction, this being in addition to any other remedy to which the parties are entitled at law or in equity.

11.3. Publicity. Subject to applicable law, so long as this Agreement is in effect, each of SS&C and Target promptly shall advise, consult, cooperate and obtain written consent from the other party prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue, any press release or other statement to the media or any third party with respect to this Agreement or the transactions contemplated by this Agreement.

11.4. Assignment Except as expressly permitted by the terms of this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties hereto without the prior written consent of the other party. SS&C may assign all or any of its rights under this Agreement to an affiliate of SS&C; provided that, if SS&C makes any such assignment, SS&C shall continue to be liable for any breach or default in performance by the assignee of this Agreement.

     IN WITNESS WHEREOF SS&C and Target have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SS&C TECHNOLOGIES, INC.

By:	/s/ Patrick J. Pedonti

Name: Patrick J. Pedonti

Title: CFO

FINANCIAL MODELS COMPANY INC.

By:	/s/ Stamos D. Katotakis

Name: Stamos D. Katotakis

Title: President, CEO

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SCHEDULE 1.1

TERMS AND CONDITIONS OF THE OFFER

General Terms

The Offer shall be made by a take-over bid circular to all Target Shareholders and prepared in compliance with the Securities Act (Ontario) and other applicable provincial securities laws. The Offer shall be open for at least 35 days from the date the Offer is mailed to the Target Shareholders, subject to the right of SS&C to extend the period during which Target Shares may be deposited under the Offer or such longer period as may be required to satisfy all of the conditions set forth below (the “Expiry Time”).

Price of the Offer

The Offer shall be Cdn.$17.70, in cash consideration, per Target Share.

Target Options

Subject to obtaining TSX and any other necessary approvals, Target will amend the terms of the Target Options (vested and unvested) to provide that each Target Option may be surrendered to Target, during the surrender period hereinafter described, in exchange for cash in an amount equal to the product of (i) the number of Target Shares issuable upon the exercise of the Target Option and (ii) Cdn.$17.70 minus the exercise price per Target Share under the Target Option. The surrender period will be the period of 30 days commencing on the date that SS&C first takes up Target Shares under the Offer. Target will give prompt written notice to Target Optionholders of such amendment to the terms of the Target Options and upon the commencement of the surrender period.

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Conditions of the Offer

SS&C may withdraw the Offer (in which event SS&C shall not be required to take up or pay for any Target Shares deposited under the Offer) or extend the period of time during which the Offer is open (in which event, SS&C may postpone taking up and paying for any Target Shares deposited under the Offer), unless each of the following conditions has been satisfied or has been waived by SS&C, in its sole discretion, at or prior to the Expiry Time:

(a)	there shall have been properly deposited under the Offer and not withdrawn at the Expiry Time more than 50% of the Target Shares on a partially-diluted basis at the time Target Shares are taken up under the Offer, i.e. including the number of Target Common Shares issuable upon conversion of Target Class C Shares, but not including Target Common Shares issuable under those Target Options that are repurchased by Target (or acquired by SS&C under the Offer) (the “Minimum Tender Condition”);

(b)	Target shall not have entered into or effectuated any agreement or transaction contrary to the provisions of the Agreement;

(c)	the board of directors of Target shall have recommended that Target Shareholders tender their Target Shares to the Offer and shall not have withdrawn, modified or changed such recommendation;

(d)	the Agreement shall not have been terminated by SS&C or Target;

(e)	the Support Agreements shall not have been terminated by parties thereto who together hold more than 50% of the outstanding Target Shares;

(f)	SS&C shall have received waivers relating to any change of control provisions in any note, bond, mortgage, indenture, licence, lease, contract, agreement or other instrument or obligation to which Target or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except such waivers the absence of which would not, in the aggregate, have a Material Adverse Effect on Target;

(g)	there shall not be in effect or threatened as of the Expiry Time, as it may be extended, any temporary restraining order, preliminary or permanent

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injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition challenging the Offer or preventing the completion of the Offer or any of the other transactions contemplated by the Offer and there shall be no statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which requires consent or approval or challenges, prohibits, restricts or makes illegal the consummation of any or all of the Offer, Compulsory Acquisition Transaction or Subsequent Acquisition Transaction;

(h)	there shall not be pending or threatened any suit, action or proceeding by any administrative agency or commission or other governmental authority or instrumentality: (i) challenging the Offer, seeking to restrain or prohibit the completion of the Offer or seeking to obtain from SS&C or Target or their respective subsidiaries any damages that are material in relation to Target and its subsidiaries, on a consolidated basis, or SS&C and its subsidiaries, on a consolidated basis; (ii) seeking to prohibit or limit the ownership or operation by SS&C or any of its subsidiaries of any material portion of the business or assets of Target or SS&C or any of their respective subsidiaries or to compel Target or SS&C or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Target or SS&C or any of their respective subsidiaries as a result of the Offer; (iii) seeking to prohibit SS&C from effectively controlling, in any material respect, the business or operations of Target or its subsidiaries; or (iv) which otherwise would be reasonably likely to have a Material Adverse Effect on SS&C or Target;

(i)	there shall be no change or threatened change, on or after the date of the Offer, in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of Target or any of its subsidiaries, on a consolidated basis, that, in the reasonable judgment of

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SS&C, has or may have a Material Adverse Effect on Target, and SS&C shall not have become aware of any previously undisclosed fact that, in the reasonable judgment of SS&C, has or may have a Material Adverse Effect on Target;

(j)	SS&C shall have obtained or received all approvals, consents, clearances or waivers required to be obtained or received from any administrative agency or commission or other governmental authority or instrumentality or all applicable waiting periods under the Investment Laws shall have expired or been waived in connection with the Offer, including any Compulsory Acquisition Transaction or Subsequent Acquisition Transaction; and

(k)	there shall not have occurred or been threatened on or after the date of the Offer: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in North America; (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in North America or in the market price of the Target Shares; (iii) any change in the general political, market, economic or financial conditions in North America that could, in the reasonable judgment of SS&C, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of Target or any of its subsidiaries; (iv) any material change in U.S. or Canadian currency exchange rates or a suspension of, or limitation on, the markets therefor; (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in North America; (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or governmental entity on, or other event that, in the reasonable judgment of SS&C, might affect the extension of credit by banks or other lending institutions; (vii) a commencement of war or armed hostilities or other national or international calamity involving the U.S. or Canada; or (viii) in the case of any of the foregoing existing at the

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time of the commencement of the Offer, a material acceleration or worsening thereof.

The conditions listed above are for the exclusive benefit of SS&C, and SS&C may assert them regardless of the circumstances giving rise to any of the conditions. Unless precluded from doing so by applicable law, SS&C may, in its sole discretion, waive any of these conditions in whole or in part, other than the Minimum Tender Condition. The determination as to whether any condition has been satisfied shall be in SS&C’s reasonable judgment and will be final and binding on all parties. The failure by SS&C at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each right shall be deemed a continuing right that may be asserted at any time and from time to time until immediately following the Expiry Time and, as to conditions involving receipt of necessary government approvals, thereafter.

SS&C reserves the right to terminate the Offer on or prior to the Expiry Time if any condition to the Offer remains unsatisfied or has not been waived.

If the Minimum Tender Condition is satisfied and SS&C takes up Target Shares under the Offer, SS&C shall forthwith so state in a press release and shall, unless at least 90% of the Target Shares have been tendered to the Offer, extend the Expiry Time by a minimum of 10 days.